UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Pentair plc

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Dear Pentair Shareholder:

We are writing to bring to your attention information disclosed in our proxy statement which we do not believe was appropriately considered in the recent negative vote recommendation from Institutional Shareholder Services Inc. (“ISS”) for our 2017 advisory vote on executive compensation.

ISS’ decision appears to be heavily weighted on their assessment of the disconnect between our Chief Executive Officer’s (“CEO’s”) pay and performance but does not provide any consideration for the relevant facts that evidence a pay-for-performance alignment at Pentair.

Conversely, Glass, Lewis & Co., LLC has recommended that shareholders vote “FOR” our advisory vote on executive compensation, specifically noting “shareholders should be encouraged by the company’s overall positive response to the say on pay results at last year’s annual meeting” and that Pentair “has made positive changes to the executive pay program that promote the alignment of pay and performance as it has historically done.”

In addition to our proxy statement (Click Here) and previously filed supplemental information (Click Here), we hope this brief summary will provide you with confirmation that ISS’ recommendation should NOT be supported and that you should vote “FOR” our 2017 advisory vote on executive compensation.

Issue raised in the ISS report	What shareholders should consider

The CEO’s targeted pay levels remain elevated	Our CEO over his 16 year tenure has provided a TSR of 583% to shareholders. Average tenure of ISS peer group CEO’s is 4 years.

SEC regulations require that the Compensation Summary Table include both the 2013 cash settled performance units earned in 2016 and the performance share units granted in 2016, thus double-counting these awards and inflating our CEO’s LTI (please see Alternative Summary Compensation Table included in the 2017 proxy statement).

No increase to CEO’s base salary or target STI in 2016 or 2017. Realized a $0 dollar STI award for 2015 and below target payout for 2016.

Size of the CEO’s equity awards in particular do not seem justified by the company’s long term performance

Pentair continues to set rigorous short and long-term goals to motivate our CEO to achieve strategic business goals that translate into shareholder value.

Pay-for-performance alignment demonstrated by:

Long-term performance cash plan paid out below target in 2016 (62% of target) and 2017 (30% of target); and

Three-year LTI compensation is at 58% of Summary Compensation Table reported LTI – confirming pay-for-performance alignment.

Issue raised in the ISS report	What shareholders should consider

Majority of equity awards lacked performance criteria in 2016 – ISS acknowledged it has been addressed in 2017

Increased the weighting of performance shares to 50% in the LTI mix for 2017.

Pentair considers options as performance-based equity, therefore LTI performance-based mix increased from 67% in 2016 to 75% in 2017.

Pay-for-performance misalignment

Materially improved performance across Adjusted EPS, Operating Income, Free Cash Flow, Sales and TSR in 2016.

Added second PSU measure in 2017 – Return on Equity (ROE) to augment Adjusted EPS measure.

Continued meaningful stock ownership requirements.

CEO must hold 6 times – currently holds more than 25 times his base salary in Pentair stock.

Additionally, shareholders should consider the impact of a comprehensive business transformation including the pending sale of our Valves & Controls segment to Emerson Electric Co. and the successful integration of ERICO.

In conclusion, we ask for your support in our advisory vote on executive compensation at our 2017 Annual General Meeting of Shareholders, which is scheduled for May 9, 2017. ISS’s negative recommendation did not appropriately take into account the relevant facts in our CEO’s pay in 2016 and the performance-based nature of our annual and long-term incentive compensation programs. We hope that you will find this summary and the more complete discussion of our executive compensation programs found in our Compensation Discussion & Analysis compelling evidence of our strong pay-for-performance practices and commitment to aligning management and shareholder interests. We appreciate your continued support.

***Please Vote Today***

Pentair’s Board of Directors, as fellow shareholders, urges you to vote “FOR” each of the proposals outlined in the proxy statement previously sent to you.

Thank you for your investment in Pentair plc and for voting your shares. If you have any questions or need help voting your shares, please call our proxy solicitation firm, Morrow Sodali LLC at 1-800-662-5200.

Sincerely,

Chair of the Compensation Committee of the Pentair plc Board of Directors

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